                                                                    Exhibit 10.3

                 TWELFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT
                 -----------------------------------------------

         This Twelfth Amendment to Revolving Credit Agreement (this "Amendment") is made as of March 13, 2002 by and among PROVANT, Inc. (the "Borrower"), a Delaware business corporation having its principal place of business at 67 Batterymarch Street, Suite 500, Boston, MA 02110, Fleet National Bank, a national banking association ("Fleet"), Wells Fargo Bank Iowa, N.A., a national banking association ("Wells Fargo"), Citizens Bank of Massachusetts, a Massachusetts banking corporation ("Citizens"), and KeyBank National Association, a national banking association ("KeyBank", together with Fleet, Wells Fargo and Citizens, the "Banks"), and Fleet National Bank, as agent for itself and the other Banks (the "Agent")

                                     RECITAL
                                     -------

         WHEREAS, the Borrower, the Banks and the Agent previously entered into that certain Revolving Credit Agreement, dated as of April 8, 1998, as thereafter modified and amended by the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh Amendments thereto and a letter amendment dated as of November 6, 2001 (said Revolving Credit Agreement, as so amended prior to the date hereof, the "Credit Agreement"), pursuant to which the Banks have made available to the Borrower a revolving credit loan facility for its corporate purposes; and

         WHEREAS, the parties hereto now desire to further amend or modify the Credit Agreement in certain respects, all as more particularly set forth hereinbelow.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. All capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

         Section 2. Amendments to Credit Agreement.

         (i) Effective March 1, 2002, the definition of "Applicable Margin" in
Section 1.1 is hereby amended in its entirety to provide as follows:

         "Applicable Margin. The Applicable Margin shall be 4.50% for all Prime Rate Loans.

         (ii) The definitions of "Borrowing Base" and "Eligible Assignee" in
Section 1.1 are hereby amended in their entirety to provide as follows:

         "Borrowing Base. At the relevant time of reference thereto, an amount, determined by Agent by reference to the most recent Borrowing Base Report delivered to Banks and Agent pursuant to Section 7.4(h), equal to 100% of the total amount of Eligible Accounts Receivable as determined by Agent by reference to the most recent Borrowing Base Report delivered to Agent, plus:

         (a)   during the month of March, 2002, $9,000,000;
         (b)   during the month of April, 2002, $9,000,000;
         (c)   during the month of May, 2002, $10,000,000; and
         (d)   during month of June, 2002, $9,000,000."

         "Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (d) the central bank of any country which is a member of the OECD."

         (iii) In the definition of "Total Commitment", the stated dollar amount shall be $50,000,000.

         (iv) The following definitions are added to Section 1.1 in their appropriate alphabetical order:

         "April Payoff shall have the meaning set forth on Exhibit I to the Twelfth Amendment."

         "Dominion Account. The special account established by Borrower pursuant to Section 7.l5 of the Credit Agreement at a bank selected by Borrower, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes."

         "Twelfth Amendment" shall mean the Twelfth Amendment to Revolving Credit Agreement dated as of March 13, 2002 among Borrower, Banks and Agent.

(v) A new Section 7.15 is added to the Credit Agreement which provides as follows:

         "7.15. Maintenance of Dominion Account. Borrower shall maintain a Dominion Account pursuant to a lockbox arrangement acceptable to Agent with such banks as may be selected by Borrower and be acceptable to Agent. Borrower shall enter into an agreement with such banks, whereby, among other things, Borrower shall irrevocably direct such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations (the "Lockbox Agreement"); provided, however, that Borrower shall be permitted to keep up to $1,000,000 in cash in the aggregate at any one time. The Lockbox Agreement shall also provide that (i) all funds deposited in the Dominion Account shall immediately become the property of Agent and (ii) that such banks waive any recoupment, setoff rights, and any security interest in, or against the funds so deposited. Agent and Banks assume no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder."

(vi) Section 9 of the Credit Agreement is amended in its entirety to provide as follows:

         "9. FINANCIAL COVENANTS OF THE BORROWER.

         The Borrower covenants and agrees that, so long as any Revolving Credit Loan or any Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans:

                  9.1 Consolidated Total Net Worth. The Borrower will maintain, at all times, a Consolidated Net Worth in an amount equal to at least $8,000,000. For purposes of this Section 9.1, Consolidated Net Worth may be calculated without reference to the amount of a one time write down of good will of up to $185,000,000 associated with acquisitions prior to the effective date of the Twelfth Amendment.

                  9.2 Profitable Operations. For the fiscal quarter of the Borrower and its Subsidiaries ending on March 31, 2002 the Consolidated Net Income of the Borrower and its Subsidiaries shall not be less than ($1,800,000), and for each fiscal quarter thereafter, the Consolidated Net Income of the Borrower and its Subsidiaries shall not be less than $1.00.

                  9.3 Leverage Ratio. For the fiscal quarters ending March 31, 2002 and June 30, 2002, the Borrower will not permit the Leverage Ratio, as of the last day of such fiscal quarter, to exceed 60.00:1.00 and 5.00:1.00, respectively. For each such quarter, the Leverage Ratio will be calculated after adding back one-time charges.

                  9.4 Minimum Consolidated EBITDA. The Borrower will maintain, as of the last day of each fiscal quarter listed below of its fiscal year 2002, Consolidated EBITDA as determined on a quarterly and fiscal year cumulative basis in amounts at least equal to the following:

         -----------------------------------------------------------------
                                       Fiscal Quarter     Fiscal Quarter
                                       Ending 3/31/02     Ending 6/30/02
         -----------------------------------------------------------------
          For the relevant fiscal
          quarter:                     $235,000           $3,547,000
         -----------------------------------------------------------------

         -----------------------------------------------------------------
          Cumulative for the 2002
          fiscal year                  $6,837,000         $10,384,000
         -----------------------------------------------------------------

                  9.5 Interest Coverage Ratio. The Borrower will not permit, as of the last day of the fiscal quarters ending March 31, 2002 and June 30, 2002, the ratio of Consolidated EBITDA to Consolidated Total Interest Expense for such fiscal quarter, to be less than 0.19:1.00 and 2.95:1.00, respectively.

                  9.6 Capital Expenditures. The Borrower and its Subsidiaries will not make in the aggregate Capital Expenditures in excess of the amount set forth below for the period corresponding thereto:

                       Period                             Amount

                       7/1/01 to 12/31/01                 $2,700,000
                       7/1/01 to 3/31/02                  $3,500,000
                       7/1/01 to 6/30/02                  $4,200,000

         Except as otherwise specified, the calculation of all financial covenants set forth in this ss.9 shall be in accordance with generally accepted accounting principles."

(vii)    Section 18.1 is amended in its entirety to provide as follows:

         "18.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it and the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that
         (a) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a whole multiple of $5,000,000 or the entire amount of a Bank's Commitment Percentage and Commitment, and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in ss.18.3, be released from its obligations under this Credit Agreement.

         Notwithstanding the foregoing, during the period of May 1, 2002 through May 31, 2002, in addition to any Eligible Assignee, each Bank may assign to any one or more Persons all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it and the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) the assignee agrees that until June 1, 2002, it will forbear from exercising any rights or remedies under the Credit Agreement or any Security Documents with respect to any Event of Default thereunder other than an Event of Default arising (i) from the failure to pay interest when due, (ii) from breach of the first sentence of Section 2.1 of the Credit Agreement or (iii) under Section 12.1(g) or 12.1(h) of this Credit Agreement, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a whole multiple of $5,000,000 or the entire amount of a Bank's Commitment Percentage and Commitment, and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and
         (y) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in ss.18.3, be released from its obligations under this Credit Agreement.

         Notwithstanding the foregoing, commencing with June 1, 2002 and at all times thereafter, in addition to any Eligible Assignee, each Bank may assign to any one or more Persons all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it and the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (b) each assignment shall be in an amount that is a whole multiple of $5,000,000 or the entire amount of a Bank's Commitment Percentage and Commitment, and (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in ss.18.3, be released from its obligations under this Credit Agreement."

         Section 3. Additional Agreements.

         (a) Borrower has notified Agent and Banks that it intends to payoff the Credit Agreement pursuant to a refinancing from new lenders. In connection with such payoff, Borrower shall fully and completely achieve each benchmark listed on Exhibit I attached hereto by the date corresponding to such benchmark on
Exhibit I. Failure to achieve the March 31, 2002 benchmark shall result in the automatic imposition of the Default Rate (but shall not constitute an Event of Default) and failure to achieve any other benchmark set forth on Exhibit I shall constitute an Event of Default under the Credit Agreement (without any notice or grace whatsoever). Agent and Banks shall have full and unlimited access to all of Borrower's information regarding such refinancing. Borrower shall endeavor to keep Agent and Banks apprised of all developments in connection with the April Payoff.

         (b) Borrower agrees and reaffirms that the proceeds of the Revolving Credit Loans and the obtaining of Letters of Credit shall not be used for any earn-out payments, contingent consideration payments or similar payments based on operating results in respect of further consideration owed by Borrower in connection with any prior stock or asset acquisition, including, without limitation, all amounts due under the Agreement and Plan of Merger dated October 26, 1998, as amended, among Borrower, Strategic Interactive, Inc., Mark Morrison, Thomas Bohn, David Morrison, Maxco, Inc., David Hammond and David Grimm (the "SII Payments").

         (c) Borrower shall enter into a Dominion Account arrangement on the terms and conditions set forth in new Section 7.15 of the Credit Agreement to be added pursuant to Section 2(v) of this Amendment on or prior to March 15, 2002, which terms and conditions shall be satisfactory to Agent in all respects.

         (d) The failure by Borrower to comply with any agreement, covenant or provision of this Amendment shall constitute an Event of Default.

         Section 4. Waiver. Solely for purposes of this Amendment, Borrower acknowledges that an Event of Default may have occurred under the Eleventh Amendment to the Credit Agreement with respect to Borrower's failure to comply with the provisions of benchmark number 4 on Exhibit I thereto. Subject to the satisfaction of the conditions precedent set forth in Section 5 below, Agent and Banks hereby waive such Event of Default.

         Section 5. Outstanding Obligations. Borrower hereby affirms and acknowledges that (i) as of March 12, 2002, there is presently outstanding loans and advances in the aggregate principal amount of $49,738,292.85, together with accrued interest thereon and costs and expenses (collectively, the "Amount") and
(ii) the Amount is a valid obligation of Borrower and is due and owing without defense, claim, setoff or counterclaim of any kind or nature whatsoever.

         Section 6. Conditions of Effectiveness. This Amendment shall become effective upon satisfactory of the following conditions precedent: (i) Agent shall have received a copy of this Amendment executed by Borrower and Majority Banks and consented and agreed to by Guarantors pursuant to the form of amendment set forth as Annex A attached hereto (Agent shall provide Borrower and each Bank with a copy of the executed Amendment), (ii) Agent shall have received payment by Borrower of all outstanding invoices for professional fees, costs and expenses and all fees, costs and expenses in accordance with Section 13 hereof and (iii) Agent shall have received such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

         Section 7. Loan Documents Ratified and Confirmed. The Credit Agreement and each of the other Loan Documents, as they may be specifically supplemented or amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the collateral described therein, do, and shall continue to, secure the payment of all obligations under the Loan Documents, in each case as amended or supplemented pursuant to this Amendment. All references to the "Credit Agreement" contained in the Loan Documents shall mean or refer to the Credit Agreement as amended and supplemented by this Amendment and as it may be further amended, supplemented, modified and restated and in effect from time to time, including without limitation any such amendment, supplement, modification or restatement which increases the amount of Indebtedness owing by the Borrower thereunder.

         Section 8. Release. Borrower hereby releases, remises, acquits and forever discharges each Bank, Agent and each Bank's and Agent's employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement or the Documents (all of the foregoing hereinafter called the "Released Matters"). Borrower acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

         Section 9. Conflicts. In the event of any express conflict between the terms of this Amendment and the Credit Agreement, this Amendment shall govern.

         Section 10. Representations and Warranties. Borrower hereby represents and warrants as follows:

         (a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

         (b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Credit Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

         (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

         (d) Borrower has no defense, counterclaim or offset with respect to the Credit Agreement.

         Section 11. Effect on the Loan Agreement.

         (a) Upon the effectiveness of Section 2 hereof, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

         (b) Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

         (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in Section 4, operate as a waiver of any right, power or remedy of Agent or Banks, nor constitute a waiver of any provision of the Credit Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

         Section 12. Bringdown. The Borrower hereby confirms that all representations and warranties with respect to the Borrower and any Subsidiaries contained in the Credit Agreement and each of the other Loan Documents and in any other certificate or document delivered in connection therewith are true and correct as of the date hereof, and that no Default or Event of Default is outstanding or would be created by the consummation of the transactions described herein.

         Section 13. Fees, Costs and Expenses. In addition to the foregoing transaction fee, Borrower agrees to pay on demand all the costs and expenses of the Agent and the Banks, including all consultant and legal fees and expenses, including without limitation all reasonable fees and expenses of counsel in connection with the preparation, execution and delivery of this

Amendment and the other documents and instruments to be delivered herewith and all UCC search and filing fees.

         Section 14. Miscellaneous. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Amendment is intended to take effect as a sealed instrument and shall for all purposes be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law).

         Section 15. Facsimile. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

         Section 16. Conflicts. In the event of any express conflict between the terms of this Amendment and the Credit Agreement, this Amendment shall govern.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as an instrument under seal as of the date first above written.

                                  PROVANT, INC.


                                  By: /s/ Curtis Uehlein
                                      --------------------------------
                                      Title: Chief Executive Officer & President


                                  CITIZENS BANK OF MASSACHUSETTS


                                  By: /s/ Robert D. Mace
                                      --------------------------------
                                      Title: Vice President


                                  FLEET NATIONAL BANK


                                  By: /s/ David. J. Angell
                                      --------------------------------
                                      Title: Vice President


                                  KEYBANK NATIONAL ASSOCIATION


                                  By: /s/ Bruce Drouin
                                      --------------------------------
                                      Title: Vice President


                                  WELLS FARGO BANK IOWA, N.A.


                                  By: /s/ Lanny J. Benishek
                                      --------------------------------
                                      Title: Vice President


                                  FLEET NATIONAL BANK, as AGENT


                                  By: /s/ David. J. Angell
                                      --------------------------------
                                      Title: Vice President

                                    EXHIBIT I
                                    ---------

Benchmark                                                                                        Date
---------                                                                                        ----
1. Delivery by Borrower to Agent and Banks of a strategic plan satisfactory to               March 22, 2002
Agent and Banks in their sole discretion (the "Plan") to repay all Obligations in full in cash on or prior to April 30, 2002 and a chronological list of each step to be taken to implement such Plan.

2. Delivery by Borrower to Agent and Banks of status updates on the                          Friday of every week
implementation of the Plan.

3. Delivery by Borrower to Agent and Banks of a firm commitment by new lenders               March 31, 2002
to provide a credit facility to Borrower on or prior to April 30, 2002 that shall provide financing to Borrower in order to permit Borrower either (i) to repay all Obligations in full in cash and terminate the Credit Agreement on or prior to April 30, 2002 on terms and conditions satisfactory to Agent and Banks in their sole and absolute discretion or (ii) to substantially refinance the
Credit Agreement and substantially repay all Obligations on or prior to April
30, 2002 in amounts and on terms and conditions satisfactory to Agent and Banks in their sole and absolute discretion ((i) and (ii), the "April Payoff").

4. Closing of the April Payoff and, in connection with (a) 3(i) above, repaying              April 30, 2002
all Obligations in full in cash and terminating the Credit Agreement or (b)
3(ii) above, substantially refinancing the Credit Agreement and substantially repaying all Obligations, in amounts and on terms and conditions satisfactory to
Agent and Banks in their sole and absolute discretion.

